AMENDMENT TO MEMORANDUM OF UNDERSTANDING

WHEREAS, on January 25, 2011, GLOBAL EARTH ENERGY, INC., a Nevada corporation (“Global Earth Energy”) and LB TIM CO., LTD., a South Korean corporation (“LBT”) executed that certain Memorandum of Understanding (the “MOU”), a copy of which is attached hereto as Attachment A and incorporated herein by reference for all purposes; and

WHEREAS, due to the fact that Global Earth Energy has been delayed in refining the terms of the proposed offering, the terms of which were finalized on March 22, 2011, by the inclusion of a trustee and backup servicer, structuring agent, use of proceeds, and a placement agent, which will offer the shares of preferred stock as described in the MOU on behalf of Global Earth Energy, and the change of the proposed offering to a Regulation S offering as promulgated under the Securities Act of 1933, as amended, Global Earth Energy and LBT desire to extend the time for the closing of the offering as described in the MOU;

NOW, THEREFORE, in consideration of the foregoing and the following, the parties agree to extend the closing date of the offering as described in the MOU to April 23, 2011.

IN WITNESS WHEREOF, the parties have executed this Agreement as of March 23, 2011.

GLOBAL EARTH ENERGY, INC.

By /s/ Sydney A. Harland________________

    Sydney A. Harland, Chief Executive Officer

LB TIM CO., LTD.

By /s/ Seung Joon Lim ______________

    Seung Joon Lim, President

Attachment:

Attachment A: Memorandum of Understanding

ATTACHMENT A

Memorandum of Understanding